Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

ASSERTIO HOLDINGS, INC.

Assertio Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is Assertio Holdings, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 13, 2020 under the name Alligator Zebra Holdings, Inc., and subsequently amended on April 3, 2020 to change the name of the Corporation to Assertio Holdings, Inc.

2.	This Certificate of Amendment to the Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL and amends the provisions of the Corporation’s Certificate of Incorporation.

3.	The amendment to the existing Certificate of Incorporation being effected hereby is to delete Section 4.1 of Article IV of the Certificate of Incorporation in its entirety and to substitute in its place the following:

"Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 205,000,000 of which 200,000,000 shall be designated as Common Stock, par value $0.0001 per share (the "Common Stock"), and 5,000,000 shall be designated as Preferred Stock, par value $0.0001 per share (the "Preferred Stock")."

Upon the filing of the Certificate of Amendment effecting the adoption of the authorized capital set forth in the immediately preceding sentence (the "Reverse Stock Split Effective Time"), each four shares of the Corporation's Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall, automatically and without further action on the part of the Corporation or any holder thereof, be reclassified, combined, converted and changed into one fully paid and nonassessable share of Common Stock of the par value of $0.0001 per share, subject to the treatment of fractional share interests as described below. The reclassification of the Common Stock pursuant to the Certificate of Amendment will be deemed to occur at the Reverse Stock Split Effective Time. From and after the Reverse Stock Split Effective Time, certificates representing Common Stock prior to such reclassification shall represent the number of shares of Common Stock into which such Common Stock prior to such reclassification shall have been reclassified pursuant to the Certificate of Amendment. No fractional shares shall be issued upon the effectiveness of the Certificate of Amendment and, in lieu thereof, stockholders shall receive a cash payment."

4.	The Certificate of Amendment to the Certificate of Incorporation was approved by the Board of Directors on April 6, 2020 and by the stockholders of the Corporation on May 19, 2020.

5.	This Certificate of Amendment to the Certificate of Incorporation shall be effective as of 12:01 a.m. (Eastern Time) on May 18, 2021.

IN WITNESS WHEREOF, Assertio Holdings, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its Chief Executive Officer as of the 13th day of May, 2021.

ASSERTIO HOLDINGS, INC.

a Delaware corporation

By:	/s/ Dan Peisert, CEO